Exhibit 10.27

Alliance Laundry Systems LLC PO Box 990, Shepard Street Ripon, WI 54971, USA T | +1 920 748 3121 F | +1 920 748 4564 www.alliancelaundry.com
December 31, 2024
Justin Blount
6576 Silver Beach N.
Cedar Grove, WI 53013
Re:    Separation Agreement and Release (rev 1.9.2025)
Dear Justin,
This letter sets forth terms of the Separation Agreement and Release (the “Agreement”) being offered by Alliance Laundry Systems LLC (“Alliance”) in connection with your separation from employment with Alliance. The last day of your employment with Alliance is January 31, 2025 (the “Separation Date”).
As noted below, you have twenty-one (21) days from the date of this letter to accept this Agreement. If you accept the terms of this Agreement, Alliance will provide the severance pay and benefits set forth below. If you decide not to accept this Agreement, you will not receive the severance pay and benefits set forth below. Regardless of whether you sign this Agreement, you will receive your regular base wages and your current benefits through the Separation Date, and if required by applicable state law, you will receive pay for any paid time off that you have accrued but not used through the Separation Date.
(1)Severance Pay and Benefits. If you sign this Agreement (and do not thereafter revoke it), in consideration of your undertakings under this Agreement and subject to your compliance with the terms of this Agreement, Alliance will provide you the following severance pay and benefits:
(A)    Alliance will pay severance pay to you by continuing to pay your regular base salary for the period from the Separation Date through January 31, 2026, minus applicable withholdings, with such pay to be paid in accordance with Alliance’s normal payroll practices, and commencing on the first regularly scheduled pay date following the expiration of the seven day (7) revocation period set forth below.
(B)    Alliance will pay you the amount of $16,760, minus applicable withholdings, which may be used by you to purchase medical insurance through a COBRA election or for any other purpose of your choice. This payment will be made in a lump sum not later than the first regularly scheduled pay date following the expiration of the seven-day (7) revocation period set forth below.
(C)    Pending approval by Alliance’s Compensation Committee, you shall be granted accelerated vesting, as of January 31, 2025, of your second-year time-based stock options. These options would have otherwise vested in June 2025 (if actively employed on vesting date).
(D)    You will remain eligible for any 2024 Bonus, payable in March 2025 after actual results are approved.
(2)Release and Other Commitments. In exchange for the severance pay and benefits provided under this Agreement, you agree as follows:
(A)    You hereby release and forever discharge ALH Holding, Inc., and Alliance, and all of their affiliated entities, predecessors and successors, and all past, present and future officers, directors, agents, employees, shareholders, attorneys, executors, employee benefit plans, insurers, assigns and other representatives of any kind (collectively, the “Released Parties”) of and from any and all claims, contracts, judgments and expenses (including attorneys’ fees and costs of any kind), whether known or unknown, which you have or may have against the Released Parties, or any of them, for or by reason of any transaction, occurrence, matter, event, cause or thing whatsoever which has occurred prior to or on the date of this Agreement. This release includes, but is not limited to (i) claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the National Labor Relations Act, the Occupational Safety and Health Act, wage and hour laws, wage payment laws, all applicable state employment laws, and/or any other law (including without limitation any federal, state or local statute, common law, code, ordinance, rule or regulation); (ii) claims based on breach of contract (express or implied), tort, personal injury, misrepresentation, discrimination, failure to accommodate, retaliation, harassment, defamation, invasion of privacy or wrongful discharge; (iii) claims for bonuses, payments or benefits under any bonus or incentive plans or fringe benefit programs or policies; and (iv) any other claims arising out of or connected with your employment with or the separation of your employment from Alliance. This release does not release claims for unemployment compensation or worker’s compensation benefits or other claims that cannot be released by law.
(B)    Nothing in this Agreement (i) interferes with your right or responsibility to give testimony under oath or to make statements or otherwise provide information to a government agency; (ii) prohibits you from filing a charge or complaint with, making a report to, participating in any investigation or proceeding conducted by, or otherwise cooperating with, the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), or any other federal, state or local government agency or commission; or (iii) prohibits you from making other disclosures that are protected under the whistleblower provisions of any federal, state or local law. However, by executing this Agreement, you are waiving and completely disclaiming any right to a remedy or to recover any benefits or monetary awards in connection with any action (whether brought by you, the EEOC, the NLRB, OSHA, any other government agency, or any other person or entity) arising out of or based on any transaction, occurrence, matter, event, cause or thing whatsoever which has occurred prior to or on the date of this Agreement. Notwithstanding this Paragraph, nothing contained in this Agreement shall impede your ability to report possible federal securities violations to the SEC and other governmental agencies (i) without Alliance’s approval and (ii) without having to forfeit or forego any resulting whistleblower awards.
(C)    You acknowledge and agree that, as of the date on which you sign this Agreement, (i) there are no pending complaints, charges or lawsuits filed by you against Alliance or any of the Released Parties; and (ii) you have no knowledge of any facts or circumstances that would give rise to any allegation of wrongdoing of any type by any of the Released Parties that would provide a basis for reporting any violation, filing any claim or complaint, or making any disclosure, to any government agency. You further acknowledge and agree that you are the sole and lawful owner of all right, title and interest in and to all matters released under this Agreement, and that you have not assigned or transferred, or purported to assign or transfer, any of such released matters to any other person or entity.
(D)    By executing this Agreement, you acknowledge you have not suffered an unreported workplace injury in connection with your employment.
(E)    You agree that you have returned to Alliance all of its property which you possess or over which you have control, including, but not limited to, all records, files, credit cards, keys, cellular telephones, customer lists and information, and electronically encoded information such as computer drives, all passwords and/or access codes to such Alliance property and all copies of such Alliance property.
(F)    You agree not to make any negative or disparaging statements or remarks to the media or others regarding any products or services of Alliance or any affiliated entity at any time. In addition, you agree not to engage at any time in any form of conduct or make any statements or remarks that disparage, criticize, or otherwise impair the reputation of Alliance or any of the Released Parties. For purposes of this paragraph, “statements or remarks” shall include, but are not limited to, statements or remarks made verbally, in writing, electronically or otherwise.
(G)    With respect to Alliance’s Trade Secrets and Confidential Information (each defined below), you acknowledge that Alliance has created and maintains at great expense strategic plans, methods, products, procedures, processes, techniques, financial information, customer and supplier lists, pricing policies, pricing and cost information, and other similar confidential and proprietary information that is not generally known outside the Company (collectively “Confidential Information”). Confidential Information also includes information received by Alliance from others which Alliance has an obligation to treat as confidential, including all information obtained in connection with customer engagements. You agree that until the sooner of (i) two (2) years from the Separation Date or (ii) the Confidential Information becomes generally available to the public through no fault of yours or any other person under a duty of confidentiality to Alliance, you shall not, directly or indirectly, in any capacity, use or disclose, or cause to be used or disclosed, in any geographic territory in which such use or disclosure could harm Alliance's existing or potential business interests, any Confidential Information.
With respect to any of Alliance’s Confidential Information that constitutes a trade secret under applicable law (“Trade Secret”), you agree not to directly or indirectly use or disclose any such information for as long as the information remains a Trade Secret under applicable law. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of Trade Secrets where such protections provide Alliance with greater rights or protections for a longer duration than provided in this Agreement. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. You are further notified that if you file a lawsuit for retaliation by Alliance for reporting a suspected violation of law, you may disclose Alliance’s Trade Secrets to your attorney and use the Trade Secret information in the court proceeding, provided that, you file any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.
(H)    Nothing contained in this Agreement shall preclude you from providing truthful information pursuant to subpoena or other legal process. If you receive a subpoena or are subject to any legal obligation, you agree to provide written notice to Alliance enclosing a copy of the subpoena and/or any other document identifying the legal obligation sufficiently in advance of any such disclosure (but no later than ten (10) days after receiving notice of a legal obligation to disclose Confidential Information) to permit Alliance to contest the disclosure or seek protection of the disclosure of such information. In addition, nothing in this Agreement restricts your right to request or receive legal advice from counsel of your choice or report or disclose information about unlawful acts in the workplace, including but not limited to sexual harassment.
(I)    Following the Separation Date, you shall cooperate with Alliance, as Alliance may reasonably request, to assist in matters pertaining to duties and responsibilities you had during your employment, including, but not limited to, giving truthful statements, information, and/or testimony in connection with any investigation, action, or proceeding with respect to which you may have knowledge, information, or expertise.
(J)    For twelve (12) months immediately after the Separation Date, you shall not directly or indirectly, whether on your own or on behalf of any third party:
(i)    Solicit business from any person or entity who is an Active Customer (as defined below) for the purpose of providing products or services that are the same as or substantially similar to, and are competitive with, the products or services with which you were involved in providing to such Active Customer during the last twelve (12) months of your employment with Alliance (the “Reference Period”).
(ii)    Request or advise any Active Customer to withdraw, curtail or cancel any business relationship with Alliance. “Active Customer” shall mean any customer of Alliance that received any products or services supplied by or on behalf of Alliance, and with which you had material business contact, during the Reference Period.

(iii)    Induce any manager or sales employee with whom you had material business contact during the Reference Period to leave the employ of Alliance for the purpose of having such person provide services to any business that competes with the business of Alliance within the territory in which Alliance conducts its business, and where such services are substantially similar to the services such person provided to Alliance during the Reference Period.
(K)    You waive any right you may have to reinstatement with Alliance and agree not to apply for or otherwise seek employment at any time in the future with Alliance or any affiliated entity. In addition, you agree that Alliance, and its affiliated entities, are not to consider you for any employment or employ you at any time in the future.
(L)    You agree not to engage in any illegal, harassing, intimidating, threatening or retaliatory conduct, action or behavior (whether in person or via telephone, mail, e-mail, the internet, or otherwise) at any time with respect to Alliance, its business and operations or any of its officers, directors, employees or agents.
(3)Miscellaneous.
(A)    This Agreement constitutes the complete understanding between you and Alliance concerning the termination of your employment with Alliance; provided, however, this Agreement does not supersede or limit any post-employment obligations you owe Alliance under any other agreement;
(B)    This Agreement can only be modified by a written document signed by both parties;
(C)    Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of Alliance.
(D)    The provisions of Paragraph 2 of this Agreement are severable. If any court of competent jurisdiction determines that any of the provisions of Paragraph 2 above are invalid or unenforceable, such invalidity or unenforceability shall have no effect on the other provisions of Paragraph 2 of this Agreement which shall remain valid, binding and enforceable and in full force and effect. A court of competent jurisdiction shall have the right to modify or reform any provision of Paragraph 2 determined to be invalid or unenforceable under applicable law.
(E)    This Agreement and its interpretation shall be governed and construed in accordance with the laws of the State in which you worked as of the Separation Date.
(F)    In the event that you breach any provision of this Agreement, you agree that Alliance shall be relieved of any further performance (including all additional payments) under this Agreement, recover any damages suffered as a result of such breach, and recover from you any reasonable attorneys’ fees and costs it incurs as a result of your breach. In addition, you agree that Alliance may seek injunctive or other equitable relief as a result of a breach by you of any provision of this Agreement.
(G)    This Agreement may be executed by an electronic signature, which shall be deemed to be the same as an original signature.

(4)Acceptance and Revocation. You are hereby advised that (i) you have a period of twenty-one (21) days from the date of this letter to consider this Agreement; and (ii) you should consult with an attorney prior to signing it. If you do not accept this Agreement within said 21-day period, Alliance’s offer will expire and will no longer be available for acceptance.
To accept this Agreement, you must sign and date below and return the signed Agreement to Ms. Amanda Kopetsky, P.O. Box 990 Shepard Street, Ripon, Wisconsin 54971, either by mail or by e-mail at amanda.kopetsky@alliancels.com. For a period of seven (7) days following the execution of this Agreement, you may revoke this Agreement, and the Agreement shall not become effective or enforceable until this seven-day revocation period has expired. To be effective, any notice of revocation must be in writing and received within the foregoing seven-day revocation period.
If you have any questions, please contact Amanda Kopetsky at 1-920-748-1651.

Very truly yours,

Alliance Laundry Systems LLC

By:	/s/ Amanda Kopetsky
amanda.kopetsky@alliancels.com

I agree with and accept the terms contained in this Agreement and agree to be bound by them. Dated this _____ 01/28/2025 _____________, 2025.

/s/ Justin Blount
justin.blount@alliancels.com
Justin Blount